Exhibit 4.4

GLOBUS MEDICAL, INC.

INVESTOR RIGHTS AGREEMENT

JULY 23, 2007

GLOBUS MEDICAL, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 23rd day of July, 2007, by and among GLOBUS MEDICAL, INC., a Delaware corporation (the “Company”) and each of the persons and entities listed on EXHIBIT A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series E Preferred Stock (the “Series E Stock”), pursuant to that certain Series E Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Class A Common Stock (the “Class A Common Stock”) and of the Company’s Class B Common Stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”);

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliated Party” means, with respect to a Holder or an Investor, as the case may be, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Holder or Investor, as the case may be, including, without limitation, any general partner, member, officer or director of such Holder or Investor, as the case may be, and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Holder or Investor, as the case may be.

(b) “Demand Holder” means any person owning of record Demand Registrable Securities that have not been sold to the public.

(c) “Demand Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, option or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, and (c) any other shares of Common Stock of the Company acquired by a Series E

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Investor (or any Affiliated Party of such Series E Investor) after the date hereof pursuant to exercise of such Series E Investor’s rights under the Purchase Agreement or any Related Agreement (as defined in the Purchase Agreement). Notwithstanding the foregoing, Demand Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement under the Securities Act or Rule 144 promulgated thereunder, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (iii) held by a party who can sell all of its otherwise Registrable Securities immediately under Rule 144 under the Securities Act.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Holder” means any person owning of record Registrable Securities. For purposes of this Agreement, the term Holders is inclusive of Demand Holders, and the provisions applicable only to Demand Holders shall so state.

(g) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(h) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, option or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, and (c) any other shares of Common Stock of the Company acquired by an Investor (or any Affiliated Party of such Investor) after the date hereof pursuant to exercise of such an Investor’s rights under any Related Agreement (as defined in the Purchase Agreement). Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement under the Securities Act or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (iii) held by a party who can sell all of its otherwise Registrable Securities immediately under Rule 144 under the Securities Act. For purposes of this Agreement, the term Registrable Securities is inclusive of Demand Registrable Securities, and provisions applicable only to Demand Registrable Securities shall so state.

(j) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(k) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements, of a single special counsel for the Holders selected by a majority of the Holders participating in the offering described in Sections 2.2, 2.3 or 2.4, as the case may be, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

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(l) “SEC” or “Commission” means the Securities and Exchange Commission.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended.

(n) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale, and fees and disbursements of counsel for any Holder, except and to the extent that the fees and disbursements of one counsel to the Holders that are expressly included in the Registration Expenses.

(o) “Series E Investor” means those Investors purchasing shares of Series E Stock on the date hereof pursuant to the Purchase Agreement.

(p) “Shares” shall mean the Company’s Series E Stock held from time to time by the Investors listed on EXHIBIT A hereto and their permitted assigns.

(q) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan (including without limitation any stock option, stock purchase or other similar plan) or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, or any registration statements related to the issuance or resale of securities issued in such a transaction, (iii) a registration related to stock issued upon conversion of debt securities, or (iv) a registration that does not include similar information that would be required to be included in a registration statement covering the sale of the Registrable Securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in situations where the Company reasonably believes it to be necessary based upon advice of counsel. After its Initial Offering, the Company will not require the transferee pursuant to Rule 144 to be bound by the terms of this Agreement.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer, by a Holder that is (A) a partnership transferring to its partners, or former partners or

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to any other partnership that is an Affiliated Party of such Holder or to partners or former partners of any such other partnership, (B) an entity transferring to a wholly-owned subsidiary or a parent entity that owns all of the capital stock of the Holder or to any other entity that is an Affiliated Party of such Holder, (C) a limited liability company transferring to its members, or former members or to any other limited liability company that is an Affiliated Party of such Holder or to members or former members of any such limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of such Holder and/or such Holder’s family members; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) If at any time after the Company has consummated its Initial Offering, subject to the conditions of this Section 2.2, the Company receives a written request from Demand Holders of a majority of the Demand Registrable Securities then outstanding (the “Demand Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least thirty percent (30%) of the Demand Registrable Securities then outstanding, then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Demand Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as expeditiously as

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reasonably possible, the registration under the Securities Act of all Demand Registrable Securities that all Demand Holders request in writing to the Company within twenty (20) business days after delivery of such notice, to be registered.

(b) If the Demand Initiating Holders intend to distribute the Demand Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Demand Holder to include its Demand Registrable Securities in such registration shall be conditioned upon such Demand Holder’s participation in such underwriting and the inclusion of such Demand Holder’s Demand Registrable Securities in the underwriting to the extent provided herein. All Demand Holders proposing to distribute their securities through such underwriting shall enter into, and perform their respective obligations under, an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Demand Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company); provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Demand Holders materially greater than the obligations of the Holders pursuant to Section 2.9. If any Demand Holder who has requested inclusion of its Demand Registrable Securities in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its Demand Registrable Securities from such Registration Statement and underwriting. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Demand Registrable Securities) then the Company shall so advise all Demand Holders of Demand Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Demand Holders of such Demand Registrable Securities on a pro rata basis based on the number of Demand Registrable Securities held by all such Demand Holders (including the Demand Initiating Holders). Any Demand Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; provided, however, that a registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, less than 60% of the total number of Demand Registrable Securities that Demand Holders have requested to be included in such registration statement are so included;

(ii) if the Company shall furnish to Demand Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board of Directors or Chief Executive Officer stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period;

(iii) if the Demand Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 hereof; or

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(iv) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) business days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within nine (9) business days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into, and perform their respective obligations under, an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders pursuant to Section 2.9. The Company agrees that, if an Investor could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act or any other applicable securities law, in connection with any registration of the Company’s securities held by such Investor (any registration statement or amendment or supplement thereof through which such registration is effected, an “Investor Underwriter Registration Statement”), then the Company will cooperate with such Investor in allowing such Investor to conduct customary “underwriter’s due diligence” with respect to the Company and to satisfy its obligations in respect thereof. In addition, at such Investor’s request, the Company will furnish to such Investor, on the date of the effectiveness of any Investor Underwriter Registration Statement and thereafter from time to time on such dates as such Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Investor Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” (or equivalent) opinion for such offering, addressed to such Investor. The Company will also permit legal counsel to such Investor to review and comment upon any such Investor Underwriter Registration Statement at least five (5) business days prior to its filing with the National Banking and Securities Commission, the Securities and Exchange Commission or any other regulatory body (each, a “Securities Regulator”) and all amendments and supplements to any such Investor Underwriter Registration Statement within a reasonable number of days prior to their filing with any Securities Regulator and not file any Investor Underwriter Registration Statement or amendment or supplement thereto in a form to which such Investor’s legal counsel

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reasonably objects. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that with respect to a registration effected pursuant to Section 2.2 hereof, no Registrable Securities requested to be included in the registration and underwriting by any person other than Demand Holders shall be included in such registration and underwriting unless and until all Registrable Securities held by Demand Holders and requested to be so registered pursuant to Section 2.2 hereof, have been included in such registration; and provided, further, that no such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members, Affiliated Parties and stockholders of such Holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (the “Initiating Holders”), the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) business days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 (or any successor to Form S-3) is not available for such offering by the Holders;

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(ii) the Holders propose to sell Registrable Securities at an aggregate price to the public of less than $5,000,000; or

(iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.4(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into, and perform their respective obligations under, an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company); provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders pursuant to Section 2.9. If any Holder who has requested inclusion of its Registrable Securities in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement, to withdraw its Registrable Securities from such Registration Statement and underwriting. Notwithstanding any other provision of this Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Demand Initiating Holders or

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the Initiating Holders, as the case may be, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Demand Initiating Holders or the Initiating Holders were not aware at the time of such request or (b) the Demand Holders of a majority of Demand Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, as applicable, in which event such right shall be forfeited by all Holders or Demand Holders, as applicable. If the Demand Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Demand Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Demand Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for one hundred and eighty (180) days (or one year in the case of a registration on Form S-3 (or any successor to Form S-3) pursuant to Section 2.4) or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed ninety (90) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the participating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement. If so directed by the Company, all Holders registering shares under such registration statement shall use all reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Any registration statement prepared pursuant hereto (and each amendment or supplement thereto) shall be made available to the Holders and/or their counsel.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use all reasonable efforts to register and qualify the securities and, if applicable, the re-sale by the Holders of the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

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(e) Cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.

(f) Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement.

(g) Make available for inspection by the Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Holders, such Company records, documents and properties as are reasonably necessary to, and requested by, any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(h) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement.

(i) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use all reasonable efforts, subject to Section 2.6(a), to promptly amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(j) Use all reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect at the earlier of (i) the date seven (7) years after the Company’s Initial Offering, or (ii) the first date after an Initial Offering on which such Holder (together with such Holder’s affiliates) is able to dispose of all of its Registrable Securities without restriction pursuant to SEC Rule 144(k), or (iii) the closing of an Acquisition or Asset Transfer, as defined in the Company’s Certificate of Incorporation then in effect.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

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(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Company Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Company Violation that (x) occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder, or (y) is corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 4249b) under the Securities Act (the “Final Prospectus”), and such party received a copy of the Final Prospectus and failed to deliver it to its transferee, but only to the extent that such delivery would have avoided or lessened such loss, claim, damage, liability or action.

(b) To the extent permitted by law, each Holder severally and not jointly will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, member, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained

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therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation, or (iv) a failure described in Section 2.9(a)(y) above; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply (i) to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder; or (ii) if the alleged untrue statement was corrected and disclosed to the Company prior to the filing of the Final Prospectus; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The indemnifying party shall also be responsible for the expenses of such defense if the indemnifying party does not elect to assume such defense. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Company Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

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(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, of such Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder and/or such Holder’s family members, (c) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations) from one or more Holders or a lesser number representing all of the shares of Registrable Securities held by the transferring Holder, or (d) is an Affiliated Party of such Holder or a partner or former partner of such Affiliated Entity that is or was a partnership or a member or former member of such Affiliated Entity that is or was a limited liability company; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall, as a condition to the effectiveness of such transfer, agree to be subject to all restrictions set forth in this Agreement.

2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(a) such agreement shall apply only to the Company’s Initial Offering;

(b) all officers and directors of the Company enter into similar agreements; and

(c) all holders of one percent (1%) or more of the outstanding capital stock enter into similar agreements.

The Company agrees to use all reasonable efforts to ensure that the “lock-up” obligation of the Holders under this Section 2.12, and any agreement entered into by the Holders as a result of their obligations under this Section 2.12, shall provide that all Holders will participate on a pro-rata basis in any early release of portions of the securities of any stockholder subject to such “lock-up” obligations.

The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

Notwithstanding anything to the contrary in this Agreement, none of the provisions of this Agreement shall in any way limit Goldman, Sachs & Co. (or any Affiliated Party) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

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2.12 Agreement to Furnish Information. If requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information about the Holder as may be required by the SEC or national exchange in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act; provided, such information shall only be used by the Company for such purpose. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Section 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The obligations described in this Section 2.12 and Section 2.11 shall not apply to a Special Registration Statement.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the earlier of (i) the effective date of the first registration filed by the Company for an offering of its securities to the general public, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Limitations on Subsequent Registration Rights. The Company shall not enter into any agreement (other than this Agreement or any amendment to this Agreement) with any holder or prospective holder of any securities of the Company that would grant such holder or prospective holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in any registration statement, that would reduce the number of shares includable therein by the Holders, other than a Special Registration Statement.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true and correct books and records of account pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

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(b) The Company will furnish each Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, an audited consolidated balance sheet of the Company, as at the end of such fiscal year, and an audited consolidated statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein). Such financial statements shall be accompanied by a report and opinion thereon by nationally recognized independent public accountants selected by the Company’s Board of Directors.

(c) So long as an Investor (together with its Affiliated Parties) shall own not less than two million three hundred thousand (2,300,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (a “Major Investor”), the Company will furnish such Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year a board approved comprehensive annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto), which shall include a forecast of the Company’s revenues, expenses and cash positions on a month to month basis for the upcoming year; (ii) as soon as practicable after the end of each fiscal quarter, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarter, and a consolidated statement of income and a statement of cash flows of the Company for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made and certified by the chief financial officer of the Company; (iii) as soon as practicable at the end of each quarter a capitalization table certified by the chief financial officer of the Company detailing the capital stock ownership structure of the Company including the shares reserved and convertible securities outstanding under the Company’s Amended and Restated 2003 Stock Plan and (iv) such other information as determined by the Board of Directors.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 to provide such information to a Major Investor (a) to the extent the Company’s Board of Directors determines in good faith that withholding such information is necessary to preserve the attorney-client privilege, (b) to the extent such information comprises or includes trade secrets, or (d) who is or may be deemed by the Company’s Board of Directors, in good faith, to be a competitor of the Company. The costs and expenses of any such visit and inspection incurred by the Major Investor shall be borne by such Major Investor.

3.3 Confidentiality of Records.

(a) Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection (b) below, each Investor agrees not to use or disclose to any third party such Confidential Information. Each Investor shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use all reasonable efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Investor who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, “Confidential Information” means any information, trade secrets, data, or know-how, including, but not limited to, the Company’s patent applications, test or clinical data, licenses, research, products, services, development, inventions, consultants’ or advisors’ identities, samples, processes, designs, engineering, marketing, finances, or business partners disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of samples.

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(b) Confidential Information does not include information, technical data or know-how which (i) is in the Investor’s possession at the time of disclosure as shown by Investor’s files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; (iii) is approved for release by written authorization of Company; or (iv) is rightfully disclosed to Investor by a third party without restriction. The provisions of this Section 3.3 shall not apply (a) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (b) to the disclosure of Confidential Information to an Investor’s employees, partners, members, stockholders, counsel, accountants, direct and indirect equity holders or other advisors (“Investor Advisors”), provided that such Investor Advisors are bound by confidentiality provisions similar to provisions set forth herein; (c) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor’s rights or interest against the Company, whether under this Agreement or otherwise; (d) to the disclosure of the nature of an Investor’s investment in the Company and the performance of such investment; or (e) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

3.4 Meetings of the Board of Directors. Unless unanimously agreed by the Board of Directors, the Board of Directors shall meet at least once in every fiscal quarter.

3.5 Board Committees.

(a) Compensation Committee. The Company shall use best efforts to cause the Board of Directors to maintain a Compensation Committee of the Board of Directors (the “Compensation Committee”), which shall be composed of not more than three (3) members of the Board of Directors. At least one of the members of the Compensation Committee shall be a director designated by the Series E Stock (the “Series E Director”) pursuant to the Voting Agreement, by and between the Company and certain stockholders of the Company, of even date herewith (the “Voting Agreement”).

(b) Audit Committee. The Company shall use best efforts to cause the Board of Directors to maintain an Audit Committee of the Board of Directors (the “Audit Committee”), which shall be composed of no more than three (3) directors, at least one of whom shall be a Series E Director.

3.6 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series E Stock, all Common Stock issuable from time to time upon such conversion.

3.7 Stock Vesting. Unless otherwise approved by the members of the Board of Directors appointed by the Series E Preferred Stock (or, at any time during which the Board of Directors has established a Compensation Committee, the member of the Board of Directors appointed by the Series E Preferred Stock on such committee, if any), all stock options and other stock equivalents issued after the date of this Agreement to founders, management or directors shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of (i) the grant date of such option or other stock equivalent, or (ii) such person’s services commencement date with the Company, and (b) the remaining seventy-five percent (75%) of such stock shall vest pro rata monthly over the remaining three (3) years.

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3.8 Voting Agreement and Right of First Refusal and Amended and Restated Stock Sale Agreement. Unless the Board of Directors determines otherwise (including the consent of one of the Series E Directors) in a particular instance, the Company shall require that each person or entity who acquires shares of capital stock of the Company after the date hereof (other than pursuant to the exercise of a stock option or other convertible security outstanding on the date hereof) in an issuance approved by the Board of Directors or a committee thereof, shall as a condition to receiving any such shares of capital stock, become a party to the Voting Agreement by executing a counterpart signature page thereto or other instrument by which such person or entity agrees to be bound by and comply with the provisions of such Voting Agreement and Amended and Restated Stock Sale Agreement.

3.9 Insurance. The Company shall use its best efforts to obtain, within one hundred eighty (180) days of the date hereof, from financially sound and reputable insurers (i) Directors and Officers Errors and Omissions insurance and (ii) term “key-person” insurance on the Key Employees (as defined below) each in an amount satisfactory to the Board of Directors, and will use best efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval of the Board of Directors, including the Series E Directors.

3.10 No Competition and Non-Disclosure Agreement. The Company shall require all employees and consultants to execute and deliver the Company’s standard No Competition and Non-Disclosure Agreement, or similar agreement to protect the confidentiality of the Company’s confidential information and to require the employee to assign to the Company his/her rights to any inventions made by him/her as an employee of the Company, and shall not, without the approval of a majority of the disinterested members of the Board of Directors, amend or waive any material rights under any such agreement.

3.11 Executive Employment Agreements and Assignment Agreements. The Company shall require all of its Founders and Key Employees to execute and deliver an Executive Employment Agreement and an Assignment Agreement in forms reasonably acceptable to the Board of Directors. For purposes of this Section 3.11 Founders and Key Employees shall initially mean David C. Paul, David Davidar, Dave Demski, Richard Kienzle, K. Baker, Daniel S. Paul, Michael L. Boyer, Andrew Lee, Andrew Iott, and William Rhoda.

3.12 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of 1% or more of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise (other than the Amended and Restated Stock Sale Agreement entered into pursuant to the Purchase Agreement), the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred pursuant to the terms of the document granting such right of first refusal. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of Registrable Securities owned by all Major Investors at the time of such proposed transfer.

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3.13 Reimbursement. The Company will reimburse those members of the Board of Directors who are not officers of the Company for all reasonable out-of-pocket expenses incurred by such members in connection with travel to and attendance of meetings of the Company’s Board of Directors and any committees thereof.

3.14 Form D. The Company shall timely file with the SEC a properly completed and executed Notice of Sale of Securities pursuant to Regulation D on Form D (including any required amendments thereto) under Rule 506 promulgated under the Securities Act in connection with the transactions contemplated by the Purchase Agreement.

3.15 Authorized Stock. The Company shall at all times have authorized and reserved for issuance a sufficient number of shares of Common Stock to provide for the issuance of the Common Stock issuable or issued upon conversion of the Shares.

3.16 Board Approval. The prior approval of a majority of the members of the Board of Directors shall be required to be obtained by the Company for any action that results in:

(a) the incurrence by the Company of any indebtedness in excess of $2 million;

(b) the consummation of any transaction (other than compensation and advancement or reimbursement of expenses or other similar transactions in compliance with Company policies) with any of the Company’s officers, directors, shareholders, employees or affiliates, or any family member or affiliate of any of the foregoing; provided that a majority of the disinterested directors (if any) shall also be required for approval of such transaction;

(c) any agreement or action that results in an Asset Transfer or Acquisition ((as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”)) of the Company;

(d) the adoption of the annual budget and operating plan of the Company;

(e) the change of the Company’s auditors; and

(f) any agreement that results in the offering of shares of the Company on a public market or exchange.

3.17 Use of Proceeds. The Company agrees that all proceeds from the sale of Shares pursuant to this Agreement shall be used in the following manner: (i) up to $50 million for the repurchase of shares from existing investors; provided that no stockholder shall have more than ten percent (10%) of such stockholders shares repurchased without the consent of at least sixty percent (60%) of the Series E Stock and (ii) the remaining proceeds to support the commercialization of launched products and pre-clinical and clinical development of products under development and general corporate purposes and, that no more than $30 million of such proceeds will be used for repayment of indebtedness for borrowed money of the Company outstanding on the date hereof.

3.18 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

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3.19 Adjustment to Series Preferred Conversion Rate. If the Series Preferred Conversion Rate (as defined in the Certificate of Incorporation) adjusts pursuant to Article IV Section 5 of the Certificate of Incorporation, the Company agrees that, to the extent permitted by law, it shall treat any such adjustment as a purchase price adjustment under Treasury Regulation 1.305-1(c).

3.20 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.3) shall expire and terminate as to each Investor upon the earlier of the closing of a Qualified Public Offering, Reverse Merger, Acquisition or Asset Transfer (as such terms are defined in the Certificate of Incorporation).

3.21 Redemption of Common Stock. Within ten (10) business days of the date hereof, the Company shall distribute to all of the holders of Common Stock an information statement in the form previously delivered to the Purchasers offering such holders the redemption of up to ten percent (10%) of their aggregate shares at a price not greater than $2.17 per share (less applicable bankers fees) (the “Redemption”). The Redemption of the Common Stock shall be completed on or before the 60th day following the date such information statement is distributed, or such later date as agreed to by Clarus Lifesciences I, LP.

3.22 Real Property Holding Company. If the Company becomes “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations thereunder, the Company shall promptly notify each Investor and will use reasonable efforts to assist each Investor with the compliance and reporting obligations such Purchaser may have upon the sale of its securities in order to avoid withholding taxes under Section 1445 of the Code.

3.23 Debt Covenant. For so long as at least 10,150,000 shares of Series E Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series E Stock after the date hereof) remain outstanding, in addition to any other vote or consent required in the Amended and Restated Certificate of Incorporation of the Company or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series E Stock shall be necessary for effecting or validating any authorization or creation by the Company or any of its subsidiaries of any debt security or the incurrence by the Company or any of its subsidiaries of any indebtedness or guarantees if such authorization, creation, incurrence or guarantee would result in the aggregate indebtedness and guarantees (considered collectively) of the Company and its subsidiaries (taken as a whole) exceeding the greater of (a) $50,000,000, and (b) two and one half (2.5) times the Company’s trailing twelve (12) month EBITDA (earnings before interest, taxes, depreciation and amortization) immediately preceding such authorization, creation, incurrence or guarantee by the Company or such subsidiary.

3.24 HSR Filings. The Company covenants to use all reasonable efforts to assist any Investor with any obligations it may have pursuant to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976) (“HSR Act”), including (a) assisting Investors with any filings, notices or consents required to be made, given or obtained, on a timely basis; and (b) preparing and making available such documents and taking such other actions as the Investor may reasonably request in good faith, in connection with any filing, notice or consent that the Investor is required or elects to make, give or obtain, in connection with compliance with the HSR Act.

3.25 The Company will not, and will cause its subsidiaries not to, engage in any activities which are prohibited under 42 U.S.C. §§ 1320-7a or 7b or 42 U.S.C. §1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or

19.

local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant’s behalf or on behalf of another, with intent to secure fraudulently such benefit or payment; (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; and (v) providing designated health services (as defined in 42 U.S.C. §1395nn) to a patient upon a referral by a physician with whom the Company has a financial relationship or an immediate family member of such physician (or from an entity or person with which any such person has a financial relationship) and to which no exception under 42 U.S.C. §1395nn applies. The Company will at all times comply with the requirements of all applicable state and Federal laws which prohibit physicians who have an ownership, investment or beneficial interest in certain entities from referring or arranging for any item or service of Company for use by or in connection with the health care goods or services provided to a patient. Furthermore, the Company will file all reports required to be filed by applicable state and Federal laws and regulations regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients for goods or services..

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase up to its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell, issue or exchange after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) which such Major Investor is deemed to hold immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s then outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right, but shall exclude those securities described in Section 4.6.

4.2 Exercise of Rights. If the Company proposes to issue, sell or exchange any Equity Securities, it shall give each Major Investor a written notice which shall (i) identify and describe the Equity Securities being issued, sold or exchanged, (ii) describe the price and other material terms upon which they are to be issued, sold or exchanged, and the number or amount of the Equity Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Equity Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Major Investor up to its pro rata share of such Equity Securities. Each Major Investor shall have thirty (30) days from the giving of such notice to agree to purchase all or a portion of its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice

20.

by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their full pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer each such Major Investor the right to acquire that portion of such unsubscribed shares as the number of shares initially subscribed for by such Major Investor bears to the total number of shares initially subscribed for by all Major Investors. Each Major Investor shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed shares. If the Major Investors fail to exercise in full their rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investors’ rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue, sell or exchange any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the Company’s IPO, Reverse merger, Acquisition or Asset Transfer (as such terms are defined in the Certificate of Incorporation).

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) Up to an aggregate of 22,313,284 shares of Common Stock (including shares of Common Stock underlying options, warrants or other stock purchase rights) issued or to be issued after the Original Issue Date (as defined in the Certificate of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors including the Series E Directors;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements including the Series E Directors;

(c) shares of Common Stock issued in connection with any stock split, stock dividend or subdivision by the Company approved by the Board of Directors;

(d) shares of Common Stock issued upon conversion of shares of the Company’s Series E Stock;

21.

(e) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act in an Initial Offering; and

(f) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, and any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including joint ventures, strategic alliances, manufacturing, marketing or distribution arrangements, in each case, provided that such transaction is approved by the Board of Directors including the Series E Directors.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. The Company shall not assign this Agreement or any of the Company’s rights or obligations hereunder without the prior written consent of the holders of at least sixty percent (60%) of the then-outstanding Registrable Securities.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement, the other Related Agreements (as defined in the Purchase Agreement) and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided herein, this Agreement may be amended or modified only upon the written consent of the Company, the holders of at least sixty percent (60%) of the then-outstanding Registrable Securities; provided, however, that in the event an amendment, modification or waiver adversely affects the rights and/or obligations of any party under this Agreement in a manner materially different from the manner in which it affects the rights and/or obligations of the other parties, such amendment, modification or waiver shall be binding on such adversely affected party only with the written consent of such adversely affected party.

22.

(b) Except as otherwise expressly provided herein, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty percent (60%) of the then-outstanding Registrable Securities; provided, however, that in the event a waiver adversely affects the rights and/or obligations of any party under this Agreement in a manner materially different from the manner in which it affects the rights and/or obligations of the other parties, such waiver shall be binding on such adversely affected party only with the written consent of such adversely affected party.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to any Investor at the address appearing on the books of the Company or at such address as the Company, or such party, respectively, may designate by ten (10) days advance written notice to the other parties hereto. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.

5.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.10 Aggregation of Stock. In determining the number of Demand Registrable Securities, Registrable Securities and Shares, as the case may be, owned by an Investor for purposes of exercising rights under this Agreement, all Demand Registrable Securities, Registrable Securities and Shares, as the case may be, held by Affiliated Parties of such Investor shall be aggregated together (provided that no shares shall be attributed to more than one entity or person within any such group of Affiliated Parties).

5.11 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

23.

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

GLOBUS MEDICAL, INC.

By:	/s/ David C. Paul
David C. Paul
President and Chief Executive Officer

Address:	Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR(S):

CLARUS LIFESCIENCES I, L.P.

By its General Partner, Clarus Ventures I GP, LP
By its General Partner, Clarus Ventures I, LLC

By:	/s/ Robert W. Liptak
Robert W. Liptak
Managing Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

AIG ANNUITY INSURANCE COMPANY

By:	/s/ Marc H. Gamsin

Print Name:	Marc H. Gamsin

Title:	Vice President

INVESTOR:

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Marc H. Gamsin

Print Name:	Marc H. Gamsin

Title:	Vice President

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

GOLDMAN SACHS & CO., ON BEHALF OF ITS PRINCIPAL STRATEGIES GROUP

By:	/s/ Kenneth M. Eberts III

Print Name:	Kenneth M. Eberts III

Title:	Managing Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

GS DIRECT, L.L.C.

BY:	/s/ Gerry Cardinale
NAME:	Gerry Cardinale
TITLE:	Managing Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR(S):

GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004, L.P.		GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 EMPLOYEE FUND, L.P.

By: Goldman Sachs PEP 2004 Advisors, L.L.C., General Partner		By: Goldman Sachs PEP 2004 Employee Funds GP, L.L.C., General Partner
By: GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta	By:	/s/ Jennifer Barbetta

Print Name:	Jennifer Barbetta	Print Name:	Jennifer Barbetta

Title:	Authorized Signatory	Title:	Authorized Signatory

GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 OFFSHORE HOLDINGS, L.P.		GS PRIVATE EQUITY PARTNERS 2002 – DIRECT INVESTMENT FUND, L.P.

By: Goldman Sachs PEP 2004 Offshore Holdings Advisors, Inc., General Partner		By: GS PEP 2002 Direct Investment Advisors, L.L.C., General Partner
By: GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta	By:	/s/ Jennifer Barbetta

Print Name:	Jennifer Barbetta	Print Name:	Jennifer Barbetta

Title:	Authorized Signatory	Title:	Authorized Signatory

GOLDMAN SACHS PRIVATE EQUITY PARTNERS 2004 - DIRECT INVESTMENT FUND, L.P.		MULTI-STRATEGY HOLDINGS, L.P.

By: Goldman Sachs PEP 2004 Direct Investment Advisors, L.L.C., General Partner		By: Multi-Strategy Holdings Offshore Advisors, Inc., General Partner
By: GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta	By:	/s/ Jennifer Barbetta

Print Name:	Jennifer Barbetta	Print Name:	Jennifer Barbetta

Title:	Authorized Signatory	Title:	Authorized Signatory

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

SERIES E INVESTORS:	NUMBER OF SHARES OF SERIES E STOCK:
Clarus Lifesciences I, LP	24,193,546
GS Direct, L.L.C.	11,520,737
Goldman Sachs & Co., on behalf of its Principal Strategies Group	6,912,442
Goldman Sachs Private Equity Partners 2004, L.P.	279,386
Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P.	1,817,578
Goldman Sachs Private Equity Partners 2004 – Direct Investment Fund, L.P.	1,255,424
Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P.	438,636
GS Private Equity Partners 2002 – Direct Investment Fund, L.P.	296,328
Multi-Strategy Holdings, L.P.	520,948
AIG Annuity Insurance Company	1,725,806
The Variable Annuity Life Insurance Company	1,725,806
Troy Fukumoto	4,608

Total	50,691,245

-i-

SECTION 1. GENERAL		1

1.1	Definitions	1

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER		3

2.1	Restrictions on Transfer	3

2.2	Demand Registration	4

2.3	Piggyback Registrations	6

2.4	Form S-3 Registration	7

2.5	Expenses of Registration	8

2.6	Obligations of the Company	9

2.7	Termination of Registration Rights	10

2.8	Delay of Registration; Furnishing Information	10

2.9	Indemnification	11

2.10	Assignment of Registration Rights	13

2.11	Amendment of Registration Rights	13

2.12	“Market Stand-Off” Agreement	14

2.13	Agreement to Furnish Information	14

2.14	Rule 144 Reporting	14

2.15	Limitations on Subsequent Registration Rights	14

SECTION 3. COVENANTS OF THE COMPANY		14

3.1	Basic Financial Information and Reporting	14

3.2	Inspection Rights	15

3.3	Confidentiality of Records	15

3.4	Meetings of the Board of Directors	16

3.5	Board Committees	16

3.6	Reservation of Common Stock	16

3.7	Stock Vesting	16

3.8	Voting Agreement and Right of First Refusal and Stock Sale Agreement	17

3.9	Insurance	17

3.10	Proprietary Information and Inventions Agreement	17

3.11	Employment and Non-competition Agreements	17

3.12	Assignment of Right of First Refusal	17

3.13	Reimbursement	18

3.14	Form D	18

3.15	Authorized Stock	18

3.16	Board Approval	18

3.17	Use of Proceeds	18

3.18	Successor Indemnification	18

3.19	Adjustment to Series Preferred Conversion Rate	19

3.20	Termination of Covenants	19

SECTION 4. RIGHTS OF FIRST REFUSAL		20

4.1	Subsequent Offerings	20

4.2	Exercise of Rights	20

4.3	Issuance of Equity Securities to Other Persons	21

4.4	Termination and Waiver of Rights of First Refusal	21

4.5	Transfer of Rights of First Refusal	21

4.6	Excluded Securities	21

SECTION 5. MISCELLANEOUS		22

5.1	Governing Law	22

5.2	Successors and Assigns	22

5.3	Entire Agreement	22

5.4	Severability	22

5.5	Amendment and Waiver	22

5.6	Delays or Omissions	23

5.7	Notices	23

5.8	Titles and Subtitles	23

5.9	Counterparts	23

5.10	Aggregation of Stock	23

5.11	Pronouns	23

iii

JOINDER AGREEMENT

GLOBUS MEDICAL, INC.

Valley Forge Business Center

2560 General Armistead Avenue

Audubon, PA 19403

Attention: General Counsel

Ladies and Gentlemen:

In consideration of the transfer to the undersigned of 6,912,442 shares of Series E Preferred Stock of Globus Medical, Inc., a Delaware corporation (the “Company”), the undersigned represents that it is a transferee of Goldman, Sachs & Co., on behalf of its Principal Strategies Group and agrees that, as of the date written below, it shall become a party to, and a Holder as defined in, that certain Investor Rights Agreement dated as of July 23, 2007, as such agreement may have been amended from time to time (the “Investor Rights Agreement”), among the Company and the persons named therein, and as a transferee shall be fully bound by, and subject to all of the covenants, terms and conditions of the Investor Rights Agreement as though an original party thereto and shall be deemed an Investor for all purposes thereof.

Executed as of the 28th day of November, 2007.

Goldman Sachs Investment Partners Master Fund, L.P.
By: Goldman Sachs Investment Partners GP, LLC, its general partner

By:	/s/ Michelle Barone
Name:	Michelle Barone
Title:	Vice President

Address:	c/o Goldman Sachs Investment Strategies, LLC
85 Broad Street
New York, NY 10004

ACKNOWLEDGED AND ACCEPTED:

GLOBUS MEDICAL, INC.

By:	Dave Demski
Name:	Dave Demski
Title:	Chief Financial Officer

GLOBUS MEDICAL, INC.

JOINDER TO INVESTOR RIGHTS AGREEMENT

In connection with and as a condition to the receipt by the undersigned of shares of Series E Preferred Stock of Globus Medical, Inc., a Delaware corporation (the “ Company”), the undersigned hereby executes and agrees to be bound by the terms and conditions of, and shall be deemed a party to, that certain Investor Rights Agreement, dated as of July 23, 2007 by and among the Company and the other stockholders of the Company party thereto (as the same may be amended from time to time, the “Rights Agreement”), as an “Investor” thereunder, the form of which is attached hereto, as if the undersigned had been a party to the Rights Agreement as of the date thereof. Exhibit A to the Rights Agreement shall be updated to reflect the foregoing.

INVESTOR:

/s/ Troy Fukumoto
Troy Fukumoto

Date:	December 29, 2008